EXHIBIT 99.1

Icagen Reports First Quarter 2011 Financial Results And Operational Highlights

RESEARCH TRIANGLE PARK, N.C., May 4, 2011 (GLOBE NEWSWIRE) -- Icagen, Inc. (Nasdaq:ICGN) reported today its financial results and operational highlights for the first quarter ended March 31, 2011. For the first quarter of 2011, the Company reported revenues of $1.0 million and a net loss of $2.2 million. As of March 31, 2011, the Company's cash and cash equivalents totaled $11.0 million.

"Icagen is off to a good start in 2011," stated P. Kay Wagoner, Ph.D., CEO of Icagen. "We have been pleased with the progress in our collaboration with Pfizer, with a novel Nav1.7 subtype-selective compound now in a Phase I trial. We believe that, in conjunction with Pfizer, we have established a strong leadership position in this novel and important target area. In addition, we are pleased to report that preparations are underway for a Phase II trial of ICA-105665 in the target population of epilepsy patients with treatment-resistant partial onset seizures."

Pipeline Update

Pfizer Collaboration: A Phase I single ascending dose study of the lead compound, which targets the sodium ion channel Nav1.7, is currently in progress. Provided that results from this trial are favorable, a multiple ascending dose study is planned for later this year. The Company also recently announced that it has entered into a three-party collaboration with the Yale School of Medicine and Pfizer to explore the potential efficacy of investigational compounds identified by Icagen and Pfizer in patients with inherited erythromelalgia, a rare genetic disorder caused by a gain of function mutation of Nav1.7. Individuals afflicted with this syndrome experience a debilitating, life-long burning pain. Information gained from this research may additionally assist the broader efforts of Pfizer and Icagen to find novel sodium channel treatments for patients with various pain conditions.

ICA-105665 for Epilepsy and Pain: Preparations are underway for a Phase II clinical trial of ICA-105665 in sixty patients with refractory partial onset epilepsy, the target population for this drug candidate. Study initiation is targeted for the third quarter. This double blind, placebo controlled parallel group study is being designed to study safety and efficacy. Efficacy will be assessed by comparing seizure frequency between patients receiving placebo and those receiving ICA-105665 at a dose of 200 mg bid over a four week period.

Financial Results

Revenues for the first quarter of 2011 were $1.0 million, as compared to $1.5 million during the same period in 2010, a decrease of 28%. The decrease in revenues for the first quarter of 2011, as compared to the same period in 2010, was due primarily to a decrease in research and development funding and reimbursed research and development costs.

Operating expenses for the first quarter of 2011 were $3.2 million, as compared to $4.7 million during the same period in 2010, a decrease of 30%. This decrease in operating expenses for the first quarter of 2011, as compared to the same period in 2010, was primarily due to decreased research and development costs as well as decreased general and administrative expenses resulting from the Company's ongoing cost reduction efforts.

Net loss for the first quarter of 2011 was $2.2 million, as compared to $3.2 million during the same period in 2010, a decrease of 32%. The decrease in net loss for the first quarter of 2011, as compared to the same period in 2010, was primarily due to reduced operating expenses as noted above, partially offset by reduced revenues.

During the first quarter, the Company raised approximately $1.7 million of net proceeds pursuant to an At Market Issuance Sales Agreement ("ATM") with McNicholl, Lewis & Vlak, LLC ("MLV") which the Company entered into in December 2010. Also during the first quarter, the Company entered into a second At Market Issuance Sales Agreement with MLV pursuant to which the Company may issue and sell up to $4.6 million of common stock. As of the end of the first quarter, the substantial majority of the capacity of this second ATM remained unutilized. As of March 31, 2011, the Company had cash and cash equivalents of $11.0 million.

Conference Call

Icagen will host a conference call to discuss these results today at 10:00 a.m. Eastern Time.

Date:	Wednesday, May 4, 2011
Time:	10:00 a.m. Eastern Time
Dial-in (U.S. and Canada):	866-730-5768
Dial-in (International):	857-350-1592
Access code:	69156105
Web cast:	www.icagen.com

An archived version of the webcast will also be available on Icagen's website for at least two weeks following the call. A playback of the call will be available from approximately 1:00 p.m. Eastern Time on May 4, 2011 for five days and may be accessed by dialing:

Access number (U.S. and Canada):	888-286-8010
Access number (International):	617-801-6888
Access code:	40361446

About Icagen

Icagen, Inc. is a biopharmaceutical company based in Research Triangle Park, North Carolina, focused on the discovery, development and commercialization of novel orally-administered small molecule drugs that modulate ion channel targets. Utilizing its proprietary know-how and integrated scientific and drug development capabilities, Icagen has identified multiple drug candidates that modulate ion channels. The Company is conducting research and development activities in a number of disease areas, including epilepsy, pain and inflammation. The Company has two clinical stage programs in epilepsy and pain. To learn more about Icagen, please visit our website at www.icagen.com.

The Icagen, Inc. logo is available at http://www.globenewswire.com/newsroom/prs/?pkgid=5735

Forward Looking Statements

This press release may contain forward-looking statements that involve a number of risks and uncertainties. For this purpose, any statements contained herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "anticipates," "plans," "expects," "intends," and similar expressions are intended to identify forward-looking statements. Important factors that could cause actual results to differ materially from the expectations described in these forward-looking statements are set forth under the caption "Risk Factors" in Icagen's most recent Annual Report on Form 10-K, filed with the SEC on March 9, 2011. These risk factors include risks as to Icagen's history of net losses and how long Icagen will be able to operate on its existing capital resources; Icagen's ability to raise additional funding; general economic and financial market conditions; Icagen's ability to maintain compliance with Nasdaq's continued listing requirements; whether Icagen's product candidates will advance in the clinical trials process; the timing of such clinical trials; whether the results obtained in preliminary studies will be indicative of results obtained in clinical trials; whether the clinical trial results will warrant continued product development; whether and when, if at all, Icagen's product candidates, including ICA-105665 and Icagen's other lead compounds for epilepsy and pain, will receive approval from the U.S. Food and Drug Administration or equivalent regulatory agencies, and for which indications, and if such product candidates receive approval, whether such products will be successfully marketed; and Icagen's dependence on third parties, including manufacturers, suppliers and collaborators. We disclaim any intention or obligation to update any forward-looking statements as a result of developments occurring after the date of this press release.

Icagen, Inc.
Condensed Statements of Operations
(Unaudited)
(in thousands, except share and per share data)

	Three Months Ended
	March 31,
	2011	2010

Collaborative research and development revenues:
Research and development fees	$ 1,015	$ 1,301
Reimbursed research and development costs	30	160
Total collaborative research and development revenues	1,045	1,461

Operating expenses:
Research and development	2,218	3,673
General and administrative	1,029	995
Total operating expenses	3,247	4,668
Loss from operations	(2,202)	(3,207)
Other (expense), net	(6)	(25)
Net loss	$ (2,208)	$ (3,232)

Net loss per share - basic and diluted	$ (0.31)	$ (0.54)

Weighted average common shares outstanding - basic and diluted	7,187,114	5,953,208

Icagen, Inc.
Condensed Balance Sheets
(Unaudited)
(in thousands)

	March 31,	December 31,
	2011	2010

Assets
Cash and cash equivalents	$ 11,014	$ 12,034
Other current assets	1,066	890
Property and equipment, net	1,122	1,286
Technology licenses and related costs, net	217	224
Other long-term assets	105	105
Total assets	$ 13,524	$ 14,539

Liabilities and stockholders' equity
Current liabilities	$ 1,560	$ 2,452
Equipment debt financing, less current portion	71	128
Other non-current liabilities	279	294
Stockholders' equity	11,614	11,665
Total liabilities and stockholders' equity	$ 13,524	$ 14,539
CONTACT: Richard D. Katz, M.D.
         EVP, Finance and Corporate Development;
         Chief Financial Officer
         Icagen, Inc.
         (919) 941-5206
         rkatz@icagen.com